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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

OCTOBER 21, 1998

FOR MORE INFORMATION:                                            [ARV LOGO]
SUZANNE C. SHIRLEY
V.P.--INVESTOR AND PUBLIC RELATIONS
(714) 751-7400

              ARV ASSISTED LIVING ANNOUNCES TERMINATION EVENT UNDER
                    STOCKHOLDERS AGREEMENT AND OTHER ACTIONS

COSTA MESA, CALIFORNIA, OCTOBER 21, 1998 - ARV Assisted Living, Inc. [AMEX: SRS] announced today that the Board of Directors has determined that certain rights and obligations have terminated under its Amended and Restated Stockholders Agreement with Lazard Freres Real Estate Investors L.L.C., which through its affiliates is the Company's largest stockholder. Under the Stockholders Agreement, a termination event is deemed to occur on the date on which Lazard no longer beneficially owns ARV Common Stock having a market value of at least $25,000,000. On October 12, 1998, the closing price of ARV's common stock on the American Stock Exchange was $2.75 per share, resulting in an aggregate market value for Lazard's shares of less than $25,000,000.

As a consequence of a termination event under the Stockholders Agreement, Lazard no longer has the right to designate nominees to ARV's Board of Directors or to participate in future equity offerings by ARV and, effective as of January 11, 1999, will no longer be subject to certain standstill provisions which prohibit Lazard from acquiring 50% or more of ARV's common stock, or from soliciting mergers or similar transactions involving ARV or otherwise seeking control of ARV. In pending litigation with ARV, Lazard has taken the position that such standstill provisions have already terminated, which, if successful, would result in an earlier termination of the standstill provisions.

In part due to the termination event under the Stockholders Agreement, the Board of Directors today took actions designed to protect stockholders in the event of an unsolicited takeover bid by anyone, including Lazard. ARV believes these actions are appropriate in recognition of the different relationship that now exists between ARV and Lazard than existed at the outset of the relationship. Specifically, Lazard is now a direct competitor of ARV by virtue of its recent acquisitions of Kapson Senior Quarters Corp. and Atria Communities, Inc. The Board of Directors has amended its stockholder rights agreement to provide that the acquisition by Lazard of 50% or more of ARV's common stock is an event that triggers the distribution of rights under that agreement. ARV also has amended its Bylaws to remove the right of stockholders owning a majority of ARV common stock to call a special meeting of ARV's stockholders.




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The Board of Directors today also increased the number of directors from nine to ten and appointed ARV's President/Chief Operating Officer, Douglas M. Pasquale, to serve as a Class A director until the 2001 annual meeting of ARV's stockholders. This carries out the anticipated course of action previously disclosed to stockholders. Howard Phanstiel, ARV's Chairman and Chief Executive Officer, stated "We are pleased to welcome Doug Pasquale to the ARV Board. Since he joined the company this past June, the Board has been impressed with the instrumental role Doug is playing in restructuring the operations management team and laying the foundation for enhanced financial performance by our communities."

Commenting on the amendment to the stockholder rights plan, Phanstiel added, "The rights plan as amended is designed to treat all ARV stockholders fairly and to encourage anyone seeking to acquire the company to negotiate with ARV's Board prior to attempting a takeover. The actions taken by the Board today guard against open market accumulations and other tactics to gain control of the company without all stockholders receiving fair value."

Founded in 1980, ARV is one of the largest providers of assisted living services in the nation, currently operating 62 communities containing approximately 7,700 units in 11 states. In addition, the company has 9 properties in various stages of development. The company's apartment division operates 2,300 units that are under contract or in negotiations for sale.






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